Exhibit 10.2

September 28, 2017

Cory Sindelar
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Dear Cory,
On behalf of Calix, Inc. (the “Company”), I am pleased to present you with this formal offer of employment for the full-time, exempt position of Chief Financial Officer (CFO) of the Company.
The terms of your position with the Company are as set forth below:
1.Employment Period. The period during which you are employed by the Company pursuant to this letter agreement shall constitute the “Employment Period” hereunder. Subject to fulfillment of any conditions imposed by this letter agreement, your commencement of employment hereunder shall be OCTOBER 1, 2017 (the date you commence employment with the Company, the “Employment Commencement Date”).
2.Position and Responsibilities.
(a)During the Employment Period, you shall serve as the Chief Financial Officer (CFO) of the Company, initially working out of the Company’s office in San Jose. You shall report to the President and Chief Executive Officer of the Company (the “CEO”). You agree to perform in good faith and to the best of your ability all services that may be required of you hereunder or assigned by the CEO or the Board of Directors of the Company (the “Board”) and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the CEO or the Board.
(b)During the Employment Period, you are expected and agree to devote your full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You agree that, prior to the Employment Commencement Date, you will resign, step down, or cease to provide service to any other business, job, charitable and civic activity, or consulting activity, other than incidental activities undertaken on behalf of these entities and activities undertaken on behalf of the Company related to these entities that are disclosed to the Company. Notwithstanding the foregoing, however, you shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A hereto; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties thereto and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, or from investing in investments listed on Attachment A1.
(c)You also understand and agree that you must fully comply with the Company’s standard operating policies, procedures, and practices that are from time to time in effect during the Employment Period.
3.Compensation.
(a)Base Salary. During the Employment Period, your annual gross base salary (as may be adjusted from time to time, the “Base Salary”) will be $320,000.00 USD, to be paid in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions. Your Base Salary will be reviewed periodically by the Board’s Compensation Committee and may be adjusted in connection with such review.
(b)Performance Bonus/Variable Compensation. You shall be eligible to receive variable compensation for 2017 targeted at 60% of the Base Salary earned by you in 2017 (the “Variable Compensation”). Variable Compensation shall be based on the achievement of the performance objectives and funding requirements as established under the Company’s Executive Cash Bonus Plan, attached as Attachment B. Based on your start-date with the Company, your Variable Compensation will be based on second half performance period (Q4 2017) in accordance with the terms and conditions of the Company’s Executive Cash Bonus Plan.

(c)Inducement Award Stock Option Grant. The Company will grant you an option to purchase 300,000 shares of the Company’s Common Stock (the “Option”). You acknowledge and agree that the Option is the result of negotiations between you and the Company and constitutes a material inducement for you to commence employment with the Company. The Option will be governed in all respects by an option agreement (the “Option Agreement”) to be entered into between you and the Company and shall have terms and conditions consistent with the Company’s 2010 Equity Incentive Award Plan (the “Plan”) and the Company’s standard form of stock option agreement. The Option will have an exercise price per share equal to the closing trading price of the Company’s Common Stock on the date of grant. The Option will vest and become exercisable over four years from your Employment Commencement Date, with 25% of the shares initially underlying the Option vesting and becoming exercisable on the one-year anniversary of the Employment Commencement Date, and the remainder of the shares underlying the Option vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months. Vesting shall cease upon your last day of active employment with the Company. The remaining terms of the Option will be in accordance with the Option Agreement.
(d)Withholding. The Company shall deduct and withhold from any compensation payable to you any and all applicable federal, state, local, and foreign income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.
4.Change in Control and Severance Plan. During the Employment Period, you will be eligible to participate in the Calix, Inc. Amended and Restated Executive Change in Control and Severance Plan (“CICSP”). A copy of the CICSP is attached as Attachment C.
5.Benefits; Reimbursement.
(a)Benefit Plans. During the Employment Period, you shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions, and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.
(b)Vacation, Sick, and Holiday Pay. You shall be entitled to vacation, sick, and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time. You shall be entitled to twenty paid vacation days per year equivalent to that provided to other executive-level employees of the Company.
6.Proof of Right to Work. As a condition of employment, you must provide the Company, within three days after your Employment Commencement Date, with proof of employment eligibility. Such proof is required for the completion of the Form I-9 (Employment Eligibility Verification).
7.Confidential Information and Invention Assignment Agreement. As a condition of employment and the benefits provided by this letter agreement, you are required to timely execute and return the Company’s Confidential Information and Invention Assignment Agreement in the form attached hereto as Attachment D (the “Confidentiality Agreement”). You shall at all times remain subject to the terms and conditions of such Confidentiality Agreement, and, except as provided in this Section 7, nothing in this letter agreement shall supersede, modify, or affect your obligations, duties, and responsibilities thereunder. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this letter agreement or the Confidentiality Agreement will be construed to prohibit you from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.
8.Termination of Employment.
Upon cessation of your employment for any reason, you, or your estate if applicable, shall be paid any unpaid Base Salary earned under Paragraph 3a for services rendered through the date of such termination and any other amounts required by applicable law and you will be reimbursed for any business expenses incurred in accordance with the Company’s policies subject to your timely submission of documentation of such expenses in accordance with the Company’s policies.
9.No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.At-Will Employment. Your employment with the Company will be on an “at-will” basis, meaning that: (i) either you or the Company may terminate your employment at any time, with or without cause or advance notice, without further obligation or liability other than as expressly set forth in this letter agreement or the CICSP, (ii) the Company reserves the right to modify or amend the terms of your employment at any time at its sole discretion with reasonable advance notice, subject to the provisions of this letter agreement, and (iii) this policy of at-will employment shall reflect the entire agreement and may only be modified in an express written agreement signed by the CEO.
11.Equal Opportunity/Affirmative Action. As an employee, you will be expected to create, collaborate, and communicate in accordance with the Company’s principles. For compliance with United States law, the Company is an equal opportunity employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, gender identity, gender expression, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to the Company’s Talent and Culture personnel.
12.Disability Accommodation. The Company does not discriminate against disabled applicants who are otherwise qualified and able to perform the essential functions of a particular position. If you are an individual with a disability and require reasonable accommodation in order to perform the essential functions of your position, please contact Diane Prins Sheldahl, Senior Vice President, Talent and Culture. If the accommodation can be accomplished without creating an undue hardship, the Company will be happy to cooperate in making this accommodation.
13.Cessation of Benefits. In the event of a breach by you of any of your obligations of this letter agreement or under the Confidentiality Agreement, you shall cease to be entitled to any further benefits under this letter agreement.
14.Successors and Assigns. This letter agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate, or successor, or in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.
15.Notices.
(a)Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand, or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.
(b)If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given 48 hours after deposit in the United States mail addressed to the party to whom such notice, demand, or other communication is to be given as hereinafter set forth:
To the Company:

Calix, Inc.
1035 N. McDowell Blvd.
Petaluma, CA 94954
Attn: Carl Russo, President and Chief Executive Officer

To You:

Cory Sindelar
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(c)Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
16.Governing Documents. This letter agreement, collectively with (i) the Option Agreement and (ii) all agreements attached hereto or referenced herein, shall constitute the entire agreement and understanding of the Company and you with respect to the terms and conditions of your employment with the Company and the eligibility for any potential severance payments following separation from employment with the Company, and this letter agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between you and the Company relating to such subject matter. For the avoidance of doubt, that certain Consulting Agreement entered into between you and the Company effective as of May 31, 2017 shall be deemed terminated and of no further effect as of the Employment Commencement Date. This letter agreement may only be amended by written instrument signed by you and myself, the CEO.

17.Governing Law. The provisions of this letter agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by an arbitrator or, if applicable, a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal, or unenforceable in any jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this letter agreement shall continue in full force and effect.
18.Arbitration. You will be subject to the arbitration requirements in this Paragraph 18.
(a)Except as provided herein, each party hereto agrees that any and all disputes which arise out of or relate to your employment, the termination of your employment, or the terms of this letter agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and you and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way your employment with the Company or its termination. The only claims not covered by this letter agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.
(b)Arbitration will be conducted in San Francisco, California. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
(c)During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost you would not be required to bear if you were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
(d)The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
(e)This arbitration provision does not prohibit you from pursuing an administrative claim with a local, state or federal administrative agency such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the California Workers’ Compensation Board, but this provision does prohibit you from seeking or pursuing court action regarding any such claim.
19.Counterparts. This letter agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
20.Construction. The language of this letter agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.
21.Indemnification. You will be provided indemnification subject to the terms of any separate written Company indemnification policy.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below via electronic signature. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, Calix, Inc. /s/ Carl Russo Carl Russo President and Chief Executive Officer	ACCEPTED AND AGREED: Signature: /s/ Cory Sindelar Date: September 28, 2017

Attachment A
List of Board Commitments

Attachment A1
List of Private Investments

Attachment B
Calix Executive Cash Incentive Plan

Attachment C

Calix, Inc. Amended and Restated Executive Change in Control and Severance Plan

Attachment D

Confidential Information and Invention Assignment Agreement